EXHIBIT 3.1

RESOLUTION OF THE BOARD OF DIRECTORS
of
CHS Inc.

RESOLVED, that this Board of Directors hereby unanimously recommends to the Members at the 2004 Annual Meeting of Members the adoption of the resolution which is attached and marked Exhibit “A”.

Adopted: 07/08/04

Exhibit “A”

RESOLVED, that the Bylaws be and hereby are amended so that the identified provisions read as follows, deletions shown by ~~strike-out~~ and additions by underscore:

1.     Article II, Section 3(b).

     “(b) Individual Members and Defined Members. Each Individual Member and each Defined Member shall have one (1) vote; provided, however, that, except as such Individual Member or such Defined Member shall cast a vote individually in person at an annual or special meeting (as hereinafter provided), or by mail when a mail ballot has been provided for, and except for votes of Defined Members for elections to Defined Member Boards, such Individual Member or Defined Member may be grouped with other Individual Members and Defined Members in local units (hereinafter referred to as “Patrons’ Associations”) as may be established from time to time by the Board of Directors of this cooperative. An Individual Member or a Defined Member grouped in a Patrons’ Association may, however, elect to exercise ~~such Individual Member’s or Defined Member’s~~their vote individually in which case such Individual Member shall have one (1) vote ~~only after obtaining a certificate on a form provided by this cooperative and signed by the manager of the line elevator, feed mill or other facility patronized by such Individual Member, certifying that such Individual Member is a member of this cooperative.~~ An Individual Member or a Defined Member who intends to exercise ~~such Defined Member’s~~their vote individually hereunder shall be entitled to do so after giving notice of such intent to this cooperative~~on a form provided~~in the manner prescribed by the Board of Directors of this cooperative. ~~Such certificate or notice (as the case may be) shall be sent to this cooperative by such member or manager no less than ten (10) days or more before the annual or special meeting concerned, provided that in the discretion of the Credentials Committee, any certificates or notices (as the case may be) sent thereafter may also be honored.~~

     If an Individual Member or a Defined Member elects to cast their vote individually, such Member’s business transacted with and equity held by such Member in this Company shall be excluded from determining the number of votes held by such Member’s Patrons’ Association pursuant to Sections 3(c)(i) and 3(c)(ii) below.

     Each Defined Member shall have one (1) vote for the election of Defined Member Boards, which shall be cast individually in person at an annual or special meeting (as hereinafter provided), or by mail when a mail ballot has been provided for.”

2.     Article II, Section 4(d).

     “(d) The mail vote of a Cooperative Association Member shall be cast as determined by the Board of Directors of the Cooperative Association Member ~~and the voting power of such mail vote may not be split between yes and no votes, unless expressly authorized by the Board of Directors of this cooperative in the notice of the meeting which provides for the mail vote.~~ The mail ballot used by a Cooperative Association Member to cast its vote shall contain the certificate of the secretary or the president of the Cooperative Association Member that the vote shown thereon is so cast by the direction of said member’s Board of Directors and stating such supporting information as may be prescribed by the Board of Directors of this cooperative.”

3.     Article II, Section 4(f).

     “(f) The mail vote cast by each Individual Member or Defined Member of this cooperative shall be on such form of ballot as may be prescribed by the Board of Directors of this cooperative~~, and shall include (i) in the case of Individual Members, the certificate that such member is a member of this cooperative; and (ii) in the case of a Defined Member, the notice of intent to vote individually, in either case as provided for in Section 3(b) of this Article II.~~”

4.     Article III, Section 2.

     “Section 2 — Director Qualifications. The qualifications for the office of director shall be as follows:

     (a) At the time of declaration of candidacy, the individual (except in the case of an incumbent) must have the written endorsement of a locally elected producer board that is a part of the CHS system and located within the Region from which the individual is to be a candidate.

     ~~(a)~~(b) At the time of the election, the individual must be less than the age of 68.

     The remaining qualifications set forth in subsections (c) through (f) below must be met at all times commencing six months prior to the time of election and while the individual holds office.

     ~~(b)~~(c) The individual must be a member of this cooperative or a member of a Cooperative Association Member.

     ~~(c)~~(d) The individual must reside in the Region from which he or she is to be elected.

     ~~(d)~~(e) The individual must be an active farmer or rancher. For purposes of this section, “active farmer or rancher” means an individual whose primary occupation is that of a farmer or rancher.

     ~~(e)~~(f) The definition of “farmer or rancher” shall not include anyone who is an ~~full-time~~ employee of this cooperative, or of a Cooperative Association Member.

     ~~(f) The individual must currently be serving or shall have served at least one full term as a director of a Cooperative Association Member of this cooperative.~~

     ~~(g) The qualifications set forth in this Section 2 shall become effective immediately upon the adoption of these Bylaws, except that the qualifications in (f) above shall not apply to any individual serving as a director of this cooperative on the date of said adoption.”~~

RESOLVED FURTHER, that Management of this Association be and hereby is authorized to take all action and execute and deliver all documents, instruments, certificates and writings necessary or appropriate to carry out the foregoing resolution.

Adopted by Members: 12/10/04